UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 5, 2012

BioDrain Medical, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

333-155299	33-1007393
(Commission File Number)	(IRS Employer Identification No.)

2915 Commers Drive, Suite 900

Eagan, Minnesota 55121

(Address of Principal Executive Offices and Zip Code)

(651) 389-4800

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

The Company is concurrently filing Amendment No. 2 to its Form S-1 Registration Statement (Registration No. 333-179145) (the “S-1”) to register for resale shares held by certain selling stockholders. Below are recent developments disclosed in the S-1 that pertains to our financial condition.

Recent Developments

Our cash balance was approximately $102,000 as of September 30, 2012. Our current operating expenses are approximately $125,000 per month. We have received advances on a convertible promissory note from an investment fund affiliated with one of our directors in the amount of $357,000; this allows the Company to receive another $242,700 up to an aggregate amount of $600,000. We also continue to complete a private sale of equity securities that will provide an additional $100,000 to $150,000 in funds. This funding will enable the Company to operate through the end of the 2012 fiscal year. We expect STREAMWAY FMS sales to increase in the next two quarters resulting from functional improvements to our product that addresses our customers’ requirements. We have realized cost reductions for our product and disposables due to manufacturing efficiencies and supply chain development. Accordingly, our disposable sales will increase exponentially with the additional placement of our units. We still need to raise an aggregate of $2 million dollars from future financing in order to have sufficient financial resources to fund our operations for the next twelve months because of our cash flow deficit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 5, 2012

BIODRAIN MEDICAL, INC.

By:	/s/ Joshua Kornberg
Joshua Kornberg
Chief Executive Officer